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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on August 23, 2004

Registration No. 333-108212

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REGAL ENTERTAINMENT GROUP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	02-05556934 (I.R.S. Employer Identification No.)
9110 East Nichols Avenue, Suite 200 Centennial, Colorado 80112 (303) 792-3600 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Peter B. Brandow, Esq.
Executive Vice President and General Counsel
9110 East Nichols Avenue, Suite 200
Centennial, Colorado 80112
(303) 792-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Christopher J. Walsh, Esq. Hogan & Hartson L.L.P. 1200 Seventeenth Street, Suite 1500 Denver, Colorado 80202 (303) 899-7300

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities offered hereby may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION) DATED AUGUST 23, 2004

$240,000,000

REGAL ENTERTAINMENT GROUP

3 3/4% CONVERTIBLE SENIOR NOTES DUE MAY 15, 2008 AND
SHARES OF CLASS A COMMON STOCK ISSUABLE UPON
CONVERSION OF THE NOTES

        We issued the notes in a private placement in May 2003. This prospectus will be used by selling security holders to resell their notes and the Class A common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

        The notes are issued only in denominations of $1,000 and integral multiples of $1,000 and mature on May 15, 2008. Subject to certain limitations, the notes are convertible into shares of our Class A common stock at a current conversion rate of 62.431 shares for each $1,000 principal amount of notes, which is equal to a current conversion price of approximately $16.0176 per share.

        We will pay interest on the notes on May 15 and November 15 of each year, beginning on November 15, 2003. The notes are senior unsecured obligations that rank on parity with all of our existing and future senior unsecured indebtedness.

        In the event of a change in control, you may require us to repurchase any notes held by you.

        The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading on the PORTALSM Market, a subsidiary of The Nasdaq Stock Market, Inc. Our Class A common stock is listed on the New York Stock Exchange under the symbol "RGC." On August 16, 2004, the last reported sales price of our Class A common stock was $18.36 per share.

        SEE "RISK FACTORS" ON PAGE 10 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES OR OUR CLASS A COMMON STOCK.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2004.

TABLE OF CONTENTS

Where You Can Find More Information
Incorporation by Reference
Special Note Regarding Forward-Looking Information
Summary
Risk Factors
Use of Proceeds
Description of the Notes
Description of Capital Stock
Certain United States Federal Income Tax Considerations
Selling Security Holders
Plan of Distribution
Legal Matters
Experts

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus does not contain all of the information contained in the registration statement and the exhibits and the schedules to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits and the schedules to the registration statement.

        Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the following SEC public reference rooms:

Judiciary Plaza 450 Fifth Street, N.W. Rm. 1024 Washington, D.C. 20549	500 West Madison Street 14th Floor Chicago, Illinois 60661	233 Broadway 13th Floor New York, New York 10279

        You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of our securities under this registration statement is completed or withdrawn:

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  our annual report on Form 10-K for the fiscal year ended January 1, 2004;

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  our quarterly reports on Form 10-Q for the fiscal quarters ended April 1, 2004 and July 1, 2004;

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  our definitive proxy statement filed on Schedule 14A on April 12, 2004, as amended on April 23, 2004;

  •
  our current reports on Form 8-K filed on April 15, 2004, May 14, 2004 and May 21, 2004;

  •
  the information set forth in item 5 of our current reports on Form 8-K filed on February 10, 2004, April 27, 2004 and July 27, 2004; and

  •
  the description of our common stock contained in our Form 8-A filed on May 6, 2002 under Section 12 of the Exchange Act.

        We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 7132 Regal Lane, Knoxville, TN 37918, (865) 922-1123, Attention: Investor Relations.

        YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OR SOLICITING A PURCHASE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These forward-looking statements are based largely on our current expectations and projections about future events and financial trends affecting the condition of our business. The words "believe," "may," "will," "estimate," "anticipate," "intend," "expect," and similar expressions identify these forward-looking statements. These forward-looking statements involve risks and uncertainties some of which are beyond our control. For example, we could be adversely affected by:

  •
  inability to meet our substantial lease and debt service obligations;

  •
  competitive pressures from other motion picture exhibitors;

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  failure to successfully integrate businesses that we acquire in the future;

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  reduced access to first run films as a result of competitors entering into a film licensing zone in which we are currently a sole exhibitor;

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  reduced marketing of films by movie studios;

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  adverse determinations in lawsuits to which we are a party, such as the lawsuit filed against two of our subsidiaries under the Americans with Disabilities Act, or ADA, as described in more detail in our periodic reports incorporated by reference herein, or legal or regulatory actions under laws that substantially affect our business;

  •
  inability to generate advertising revenue;

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  failure to successfully complete construction of our digital network;

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  failure to successfully market and profitably sell advertising and other services for which we are developing our digital network system;

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  increased costs of operation, such as increased film licensing costs, rising costs of concessions or increases in hourly wages;

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  increased capital expenditures caused by a change in consumer preferences for our current megaplex format;

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  a change in the cost of attending movies relative to alternative forms of entertainment; or

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  reduced attendance at movies generally, a reduction in the number or diversity of popular movies released or an inability to successfully license and exhibit popular films.

        Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in the "Summary" and "Risk Factors" sections of this prospectus and in our annual report on Form 10-K for the fiscal year ended January 1, 2004. All forward-looking statements are expressly qualified in their entirety by such factors. We do not guarantee future results and undertake no obligation to update the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus, unless we have obligations under the federal securities laws to update and disclose material developments to previously disclosed information.

        This prospectus contains information regarding market share, market position and industry data pertaining to our business based on data and reports compiled by industry professional organizations and analysts, and our knowledge of our revenues and markets. Although we believe these sources are reliable, we have not independently verified this market data. This market data includes projections that are based on a number of assumptions. If any one or more of those assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions.

SUMMARY

        The information below includes a summary of more detailed information included in other sections of this prospectus. Unless otherwise indicated, all references in this prospectus to "we," "us," "our," "Regal," "REG" or "Regal Entertainment" mean Regal Entertainment Group and its subsidiaries, including Regal Cinemas Corporation, United Artists Theatre Company, Hoyts Cinemas Corporation, Edwards Theatres, Inc., and Regal CineMedia Corporation. This summary may not contain all of the information that is important to you or that you should consider before investing in our securities. The information in other sections of this prospectus and incorporated herein by reference is important, so please read this entire prospectus carefully.

THE COMPANY

        We operate the largest and most geographically diverse theatre circuit in the United States. Our geographically diverse circuit includes theatres in all of the top 10 and 46 of the top 50 U.S. demographic market areas. We primarily operate multi-screen theatres and have an average screen count per location that is well above the average for the North American motion picture exhibition industry. We develop, acquire and operate multi-screen theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets throughout the U.S. We seek to locate each theatre where it will be the sole or leading exhibitor within a particular geographic film-licensing zone. Regal CineMedia focuses exclusively on the expansion of ancillary businesses, such as advertising, and the creation of new complementary business lines that leverage our existing asset and customer bases. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale in our theatre operations and capitalize on Regal CineMedia's ancillary revenue opportunities.

        We acquired Regal Cinemas, United Artists, Edwards Theatres and Regal CineMedia through a series of transactions on April 12, 2002. For a detailed discussion of the transactions resulting in our acquisition of these subsidiaries, please see Note 1 to the financial statements included in our annual report on Form 10-K for the fiscal year ended January 1, 2004, which is incorporated herein by reference. Each of the theatre circuits operated by Regal Cinemas, United Artists and Edwards Theatres emerged from bankruptcy reorganization under Chapter 11 of Title 11 of the United States Code prior to our acquisition of such entities. For a detailed discussion of these bankruptcy proceedings, please see Note 4 to such financial statements, which is incorporated herein by reference.

Business Strategy

        Our business strategy is to continue to enhance our leading position in the motion picture exhibition industry and to create incremental revenue growth and opportunities through Regal CineMedia. Key elements of our strategy include:

        Enhancing Operating Efficiencies.    We intend to generate operating margins that are among the highest in the industry by continuously attempting to improve our operating efficiency. By combining the operations of Regal Cinemas, United Artists, Edwards Theatres and Hoyts Cinemas, we believe we have taken an important step toward improving our operating efficiency by creating economies of scale and eliminating corporate redundancy.

        Pursuing Strategic Acquisitions.    We believe that our acquisition experience positions us well to execute future acquisitions. We may selectively pursue theatre acquisitions that enhance our market position and asset base and improve our consolidated operating results. In addition, we may pursue acquisitions that strengthen our ancillary business by broadening our service offerings.

        Using Our Regal Digital Content NetworkSM to Generate Ancillary Revenues.    We are generating additional revenue growth through our Digital Content Network, or "DCN," the largest digital video and communications network in the world. We are using our DCN to generate additional revenue from on-screen and in-lobby advertising, the distribution of entertainment, music and other digital content and corporate communications services, conferencing, product introductions and interactive distance learning. We believe the technical capabilities and reach of our DCN are enhancing our advertising and promotions business by providing a more efficient process for advertisers and more flexibility to target specific audiences or to change advertising campaigns. Additionally, by providing a high quality pre-show program that has been branded "The 2wentySM," and through improved projection and sound capabilities, we believe our DCN is providing a better entertainment experience for our patrons. Our DCN also enables us to leverage our assets more efficiently during non-peak periods from the rental of auditoriums on a single site and networked basis for seminars, business conferencing, distance learning, and other business meetings and from the distribution of alternative digital programming in the music, education, entertainment and sports categories.

        Pursuing Selective Growth Opportunities.    We intend to selectively pursue theatre and screen expansion opportunities that meet our strategic and financial return criteria. We also intend to enhance our operations by selectively expanding and upgrading existing properties in prime locations. We have combined the capital spending programs of Regal Cinemas, United Artists, Edwards Theatres and Hoyts Cinemas under one management team to maximize our return on investment by enabling us to make strategic capital expenditures that we believe will provide the highest returns among our theatre portfolio.

Competitive Strengths

        We believe that the following competitive strengths position us to capitalize on future growth opportunities:

        Industry Leader.    We are the largest domestic motion picture exhibitor with nearly twice as many screens as our nearest competitor. We believe that the quality and size of our theatre circuit is a significant competitive advantage for negotiating attractive concession contracts and generating economies of scale. We believe that our market leadership positions us to capitalize on favorable attendance trends, attractive consolidation opportunities and ancillary businesses.

        Superior Management Drives Strong Operating Margins.    We have developed a proven operating philosophy focused on efficient operations and strict cost controls at both the corporate and theatre levels. At the corporate level, we are able to leverage our size and operational expertise to achieve economies of scale in purchasing and marketing functions. We have developed an efficient purchasing and distribution supply chain that generates favorable concession margins. At the theatre level, management devotes significant attention to cost controls through the use of detailed management reports and performance-based compensation programs to encourage theatre managers to practice effective cost control.

        Strong Cash Flow Generation.    Regal Cinemas, Inc., United Artists, Edwards Theatres and Hoyts Cinemas together have invested approximately $2.0 billion in capital expenditures since 1997 to expand and upgrade their theatre circuits. As a result, we do not expect to require major capital reinvestments in the near term to maintain our operations in excess of those included in our capital spending programs. We believe the combination of our operating margins and our limited need to make maintenance capital expenditures will allow us to generate significant cash flow from operations.

        Proven Acquisition and Integration Expertise.    We have significant experience identifying, completing and integrating acquisitions of theatre circuits. We have demonstrated our ability to enhance revenues and realize operating efficiencies through the successful acquisition and integration of 14 theatre circuits since 1995. We have generally achieved immediate cost savings at acquired theatres and improved their profitability through the application of our consolidated operating functions and key supplier contracts.

        Reorganizations Formed a Stronger Circuit with More Flexibility.    Our theatre operations completed reorganizations that have enabled us to improve our asset base and profitability. By selectively closing under-performing locations and negotiating rent reductions and lease termination rights, we have enhanced our operational flexibility and created competitive advantages over major theatre operators that have not entered or completed a bankruptcy reorganization process. The reorganization process did, however, result in significant claims being asserted against Edwards Theatres and Regal Cinemas, Inc., which we continue to address. Several of those claims may result in significant payments to the claimants. To the extent these claims are allowed, they will be funded with, among other things, cash on hand, cash flow from operations or borrowings under Regal Cinemas' revolving credit facility.

        Quality Theatre Portfolio.    We believe that we operate one of the most modern theatre circuits among major motion picture exhibitors. As of January 1, 2004, approximately 61% of our screens were located in theatres featuring stadium seating. As of January 1, 2004, approximately 77% of our screens were located in theatres with 10 or more screens. Our theatres have an average of 11.0 screens per location, which is well above the average of screens per location for the North American motion picture exhibition industry.

        Leading Access to First-Run Films.    As of January 1, 2004, approximately 85% of our screens were located in film licensing zones in which we are the sole exhibitor. Being the sole exhibitor in a film licensing zone provides us with access to all films distributed by major distributors and eliminates our need to compete with other exhibitors for films in that zone. As the sole exhibitor in a particular zone, we may exhibit all commercially successful films on our screens, subject to a successful negotiation with the distributor, and have the ability to compete for attendance generated from commercially popular films.

        Distinctive Opportunity in Ancillary Revenues.    We are the largest and most geographically diverse theatre circuit in the nation with over 265 million annual attendees for the fifty-three week fiscal year ended January 1, 2004 and a nationwide theatre presence that includes all of the top 10 U.S. designated market areas. Our subsidiary, Regal CineMedia, focuses exclusively on leveraging our theatre assets with digital distribution and projection and other new technology to increase our revenues from complementary lines of business. We believe our theatre asset base, when combined with our DCN, provides an attractive platform for advertisers and entertainment, sports, music and other content providers to reach a desirable customer base and for businesses, schools, churches and other organizations to use for corporate communications services, conferencing, product introductions, and distance learning. We believe we will be able to generate additional revenues from digital on-screen and in-lobby advertising, the distribution of entertainment, sports, music and other digital content, and by providing corporate communications services.

Other Information

        We were incorporated in Delaware on March 6, 2002. Our principal executive offices are located at 9110 East Nichols Avenue, Suite 200, Centennial, Colorado 80112. Our telephone number is (303) 792-3600. Unless otherwise indicated in this prospectus, all references to "United Artists" mean United Artists Theatre Company and its subsidiaries, all references to "Regal Cinemas" mean Regal Cinemas Corporation and its subsidiaries, which include Regal Cinemas, Inc. and its subsidiaries, United Artists Theatre Group, Edwards Theatres, Inc. and its subsidiaries ("Edwards Theatres"), Hoyts Cinemas Corporation and its subsidiaries ("Hoyts Cinemas") and Regal CineMedia Corporation ("Regal CineMedia"). Unless otherwise indicated in this prospectus, all references to "Oaktree's Principal Activities Group" mean OCM Principal Opportunities Fund II, L.P. and its subsidiaries. Trademarks and trade names appearing in this prospectus are the property of their holders.

THE NOTES

Notes offered	$240,000,000 aggregate principal amount of 3 3/4% Convertible Senior Notes due 2008.
Price	100% of the principal amount plus accrued interest, if any.
Maturity date	May 15, 2008.
Interest	3 3/4% per annum on the principal amount, payable semiannually in arrears on May 15 and November 15 of each year, beginning November 15, 2003.
Ranking
The notes are our senior unsecured obligations. They rank on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The notes are effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries guarantee any of our obligations with respect to the notes.

As of July 1, 2004, excluding intercompany liabilities, our subsidiaries had approximately $1,773.4 million of outstanding indebtedness and approximately $382.6 million of other liabilities, including trade payables, as to which the notes would have been effectively subordinated. Neither we nor our subsidiaries are restricted under the indenture from incurring senior or other additional indebtedness, including indebtedness or other liabilities of our subsidiaries.
Conversion rights
On or after May 15, 2007, you have the option to convert your notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations described herein, unless previously purchased by us at your option upon a change in control, at the conversion price. Prior to May 15, 2007, you have the right, at your option, to convert your notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations described herein, unless previously purchased by us at your option upon a change in control, at the conversion price, if:
• the closing sale price of our Class A common stock on the previous trading day was 110% or more of the then current conversion price;
•
we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our Class A common stock on the day preceding the declaration for such distribution;

•
other than the extraordinary dividend paid on July 1, 2003, we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our Class A common stock on the day preceding the declaration for such distribution;
•
we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs, in each case, pursuant to which our common stock would be converted into cash, stock or other property unless, in the case of a consolidation or merger, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock, American Depositary Shares or other certificates representing common equity interests traded on a United States national securities exchange or quoted on The Nasdaq Stock Market, or will be so traded or quoted when issued or exchanged in connection with such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock or other certificates representing common equity interests; or
•
after any five consecutive trading-day period in which the average of the trading prices for the notes for that five trading-day period was less than 100% of the average of the conversion values for the notes during that period.

At the current conversion price of $16.0176, for each $1,000 of aggregate principal amount of notes converted, we will deliver approximately 62.431 shares of our Class A common stock. Upon conversion, we may elect to deliver cash in lieu of shares of Class A common stock or a combination of cash and shares of Class A common stock. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.
Optional Redemption	We may not redeem the notes prior to their maturity.
Sinking fund	None.
Purchase upon change in control at your option
Upon a change in control, you may require us to purchase your notes at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the purchase date. We may not have sufficient funds to pay the purchase price for all duly tendered notes upon a change in control.

Form and denomination
The notes were issued only in fully registered form without interest coupons and in minimum denominations of $1,000. The notes are represented by one global note, deposited with the trustee as a custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global note will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.
Governing Law	The laws of the State of New York govern the indenture and the notes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated.

Fiscal Year Ended
Two Quarters Ended July 1, 2004
	December 30, 1999	December 28, 2000	January 3, 2002	December 26, 2002	January 1, 2004
Ratio of Earnings to Fixed Charges(1)	—	—	1.2x	2.5x	2.8x	1.6x

(1)
Regal was created through a series of transactions during 2001 and 2002. As such, we have used the historical financial data of United Artists, our predecessor company for accounting purposes, when calculating the ratio of earnings to fixed charges for the fiscal years ended prior to January 3, 2002. Effective March 1, 2001, United Artists emerged from protection under Chapter 11 of the United States Bankruptcy Code pursuant to a reorganization plan that provided for the discharge of significant financial obligations. For the fiscal years ended December 30, 1999 and December 28, 2000, earnings before fixed charges were inadequate to cover total fixed charges by $127.0 million and $123.3 million, respectively.

RISK FACTORS

        An investment in the notes involves a high degree of risk. You should consider carefully the following risk factors in addition to the other information included in this prospectus, including the information incorporated by reference, before making an investment decision. Some statements in this prospectus (including some of the following risk factors) are forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

The notes are unsecured and effectively subordinated to all liabilities of our subsidiaries and there are no financial covenants in the indenture.

        The notes are unsecured obligations of Regal and rank on parity with all of our future senior indebtedness. The notes are effectively subordinated to all liabilities, including trade payables, of our subsidiaries. As of July 1, 2004, Regal, excluding its subsidiaries, had no indebtedness or other obligations ranking senior to the notes. As of July 1, 2004, our subsidiaries had approximately $1,773.4 million of outstanding indebtedness and approximately $382.6 million of other liabilities, including trade payables, but excluding intercompany liabilities, as to which the notes would have been effectively subordinated. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all subsidiary liabilities and senior indebtedness have been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. Furthermore, neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. We expect that we and our subsidiaries will from time to time incur additional indebtedness. If we or our subsidiaries incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. In addition, the terms of the indenture do not restrict us from paying dividends or issuing or repurchasing our securities.

We are a holding company dependent on our subsidiaries for our ability to service our debt.

        We are a holding company with no operations of our own. Consequently, our ability to service the debt incurred from our offering of the notes and our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any or our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The market price of our Class A common stock is volatile, and may adversely affect the price of the notes.

        We expect the market price of the notes to be significantly affected by the market price of our Class A common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our Class A common stock trades on the New York Stock Exchange under the symbol "RGC." On August 16, 2004, the last reported sales price of our Class A common stock on the New York Stock Exchange was $18.36 per share. The initial conversion price of the notes was $26.988 per share. After adjustment for the extraordinary dividends and quarterly dividends paid by the Company, as of August 16, 2004, the conversion price of the notes is approximately $16.0176 per share. The market prices of our Class A common stock are subject to significant fluctuations in response to a number of factors, including:

  •
  our financial results;

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  fluctuations in our operating results;

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  announcements of product enhancements by us or our competitors;

  •
  published reports by securities analysts;

  •
  announcements relating to strategic relationships, acquisitions or industry consolidation;

  •
  changes in the market valuations of other companies; and

  •
  general economic, market and political conditions not related to our business.

        The volatility in our stock price caused by the factors listed above may cause our stock price to decline, which could adversely affect the price of the notes.

Changes in our credit rating or the capital markets could adversely affect the price of the notes.

        The selling price or any premium offered for the notes will be based on a number of factors, including:

  •
  our ratings with major credit rating agencies;

  •
  the prevailing interest rates being paid by other companies similar to us for similar securities; and

  •
  the overall condition of the financial markets.

        The condition of the capital markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the notes.

        In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the notes. A negative change in our ratings could have an adverse effect on the price of the notes.

We have increased our leverage as a result of the sale of the notes and our additional indebtedness under the Regal Cinemas senior secured credit facility and we may incur additional indebtedness in the future.

        In connection with the sale of the notes, we incurred $240 million of indebtedness. As a result of this indebtedness and the additional indebtedness incurred in connection with Regal Cinemas' $1.75 billion senior secured credit facility, our principal and interest payment obligations have increased substantially. We may also incur additional indebtedness in the future. The degree to which we are leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

An active trading market for the notes may not develop.

        While the notes are currently trading in the PORTAL Market, a screen-based automated market for trading securities for qualified institutional buyers, there is no public market for the notes. Credit Suisse First Boston, the initial purchaser of the notes, intends to make a market in the notes, but it may cease its market-making activities at any time.

        We do not intend to apply for a listing of any of the notes on any securities exchange. We do not know if an active market will develop for the notes, or if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the notes may be adversely affected.

        In addition, the liquidity and the market price of the notes may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects of the companies in our industry. The market price of the notes may also be significantly affected by the market price of our common stock, which could be subject to wide fluctuations in response to a variety of factors, including those described in this "Risk Factors" section. As a result, you cannot be sure that an active trading market will develop for the notes.

Hedging transactions and other transactions may affect the value of the notes.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held at the time the notes were issued by Credit Suisse First Boston International. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the notes. In connection with these hedging arrangements, Credit Suisse First Boston International has taken positions in our Class A common stock in secondary market transactions and/or entered into various derivative transactions after the pricing of the notes. Such hedging arrangements could increase the price of our Class A common stock. Credit Suisse First Boston International is likely to modify its hedge positions from time to time prior to conversion, redemption or maturity of the notes by purchasing and selling shares of our Class A common stock, other securities of Regal or other instruments we may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock.

The conditional conversion feature and the conversion adjustment provisions of the notes could result in you receiving less than the value of the Class A common stock into which a note is convertible.

        From the original date of issuance of the notes until May 15, 2007, the notes are convertible into shares of our Class A common stock only if specified conditions are met during this period. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the Class A common stock into which the notes would otherwise be convertible. In addition, if we reduce our regular quarterly dividends below specified thresholds, the conversion price of the notes could increase, reducing the number of shares of our Class A common stock you would receive upon conversion of your notes.

Payment of our extraordinary dividends could impair our ability to fund capital requirements or service our debt obligations and may have adverse tax consequences to the holders of the notes.

        On July 1, 2003, we paid to our stockholders an extraordinary cash dividend of $5.05 per share on each outstanding share of Class A and Class B common stock totaling approximately $716.0 million in the aggregate. We used approximately $214.6 million of the net proceeds from our $240 million notes offering, as well as the net proceeds from an additional term loan facility under the Regal Cinemas' amended and restated credit facility of approximately $310.8 million and approximately $190.6 million of cash on hand to pay this extraordinary dividend. On June 2, 2004, we paid another extraordinary cash dividend of $5.00 per share on each share of our outstanding Class A and Class B common stock totaling approximately $718.3 million in the aggregate. We funded the dividend from internally generated funds and the net proceeds of the successful completion of our $1.75 billion recapitalization transaction. The extraordinary dividends resulted in a significant reduction in our available funds and could materially affect our ability to fund potential acquisitions, capital expenditures, working capital and other corporate purposes, including capital expenditures of Regal CineMedia. The reduction in available funds could also materially affect our ability to meet our debt service obligations including those associated with the notes. Our payment of the extraordinary dividends resulted in increases in the conversion rate of the notes pursuant to the terms of the indenture. Please see "Description of the Notes—Conversion of Notes." Such increases may be deemed to be payments of taxable dividends to a holder of the notes to the extent of Regal's current and accumulated earnings and profits. Please see "Certain United States Federal Income Tax Considerations—Taxation of U.S. Holders" and "—Taxation of Non-U.S. Holders."

We may be limited in our ability to purchase the notes in the event of a change in control.

        Our ability to purchase notes upon the occurrence of a change in control is subject to limitations. We may not have sufficient financial resources or the ability to arrange financing to pay the purchase price for all the notes delivered by holders seeking to exercise their purchase right. Any failure by us to purchase the notes upon a change in control would result in an event of default under the indenture. See "Description of the Notes—Purchase of Notes at Your Option Upon a Change in Control."

        For a summary of other risks and uncertainties relevant to our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" contained in our annual report on Form 10-K for the fiscal year ended January 1, 2004.

USE OF PROCEEDS

        The selling security holders will receive all of the net proceeds of the resale of the notes and our Class A common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the resale of any of the securities.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture dated as of May 28, 2003 between us and U.S. Bank National Association, as trustee. The laws of the State of New York govern both the indenture and the notes. In this section of this prospectus entitled "Description of the Notes," when we refer to "Regal," "we," "our," or "us," we are referring to Regal Entertainment Group and not any of its subsidiaries.

General

        The notes are senior unsecured obligations of Regal and rank on parity with all of our other existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The notes are convertible into our Class A common stock as described under "—Conversion of Notes."

        The notes were issued only in denominations of $1,000 or in multiples of $1,000. The notes mature on May 15, 2008, unless earlier converted by you or purchased by us at your option upon a change in control.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Regal, except to the extent described under "—Purchase of Notes at Your Option Upon a Change in Control."

        We are a holding company with no operations of our own. Consequently, our ability to service our debt, including the debt incurred from the notes offering, and our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, is structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        The notes bear interest at the annual rate of 3 3/4%, which rate may be increased as described in "—Registration Rights" below. Interest is payable in arrears on May 15 and November 15 of each year, beginning November 15, 2003 subject to limited exceptions if the notes are converted or purchased prior to the interest payment date. The record dates for the payment of interest are April 30 and October 31. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

        On or after May 15, 2007, you have the right, at your option, to convert your notes (but only in integral multiples of $1,000 principal amount) into shares of our Class A common stock at any time prior to the close of business on the business day immediately preceding the maturity date of the notes at the conversion price of $16.0176 per share, subject to the adjustments described below. Prior to May 15, 2007, you have the right, at your option, to convert your notes (but only in integral multiples of $1,000 principal amount) into shares of our Class A common stock, unless previously purchased by us at your option upon a change in control, at the conversion price of $16.0176 per share, subject to the adjustments described below, if:

  •
  the closing sale price of our Class A common stock on the previous trading day was 110% or more of the then current conversion price;

  •
  we distribute to all or substantially all holders of our common stock certain rights entitling them to purchase Class A common stock at less than the closing sale price of our Class A common stock on the day preceding the declaration for such distribution;

  •
  other than the extraordinary dividend paid on July 1, 2003, we distribute to all or substantially all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our Class A common stock on the day preceding the declaration for such distribution;

  •
  we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs, in each case, pursuant to which our common stock would be converted into cash, stock or other property unless, in the case of a consolidation or merger, all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in such merger or consolidation consists of shares of common stock, American Depositary Shares or other certificates representing common equity interests traded on a United States national securities exchange or quoted on The Nasdaq Stock Market, or will be so traded or quoted when issued or exchanged in connection with such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock or other certificates representing common equity interests; or

  •
  after any five consecutive trading-day period in which the average of the trading prices for the notes for that five trading-day period was less than 100% of the average of the conversion values for the notes during that period. Upon the occurrence of the foregoing, a holder may surrender notes for conversion at any time beginning on the date on which the notes become convertible through and including the close of business on the 10th trading day after the notes become convertible.

        In the case of the second and third bullet points above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. In the case of the fourth bullet point above, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 29 business days after the actual date of the transaction. In the case of a distribution identified in the second or third bullet point above, the ability of a holder of notes to convert would not be triggered if the holder may participate in the distribution without converting.

        We define trading price in the indenture to mean, on any date of determination, the average of the secondary market bid quotations per note obtained by the conversion agent for $5,000,000 principal amount at maturity of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided, that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount at maturity of the notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will equal (a) the applicable conversion rate of the notes multiplied by (b) the closing price on the New York Stock Exchange of our Class A common stock on such determination date.

        We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of Class A common stock on a given day multiplied by the then current conversion rate, which is the number of shares of Class A common stock into which each note is convertible.

        The conversion price per share as of August 16, 2004 of $16.0176 is equivalent to a conversion rate of approximately 62.431 shares per $1,000 principal amount of notes.

        Except as described below, we will not make any payment or other adjustment for dividends on any Class A common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes subject to purchase following a change in control on a purchase date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date preceding the date of conversion or for any later period. However, if you submit your notes for conversion between the record date for the final interest payment and the opening of business on the final interest payment date, you will not be required to pay funds equal to the interest payable on the converted principal amount, and consequently, you will be able to retain the interest you receive for the final interest period.

        If the notes are subject to purchase following a change in control, your conversion rights on the notes so subject to purchase will expire at the close of business on the last business day before the purchase date or such earlier date as the notes are presented for purchase, unless we default in the payment of the purchase price, in which case, your conversion right will terminate at the close of business on the date the default is cured and the notes are purchased. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

        To convert your notes (other than a note held in book-entry form through DTC) into shares of our Class A common stock you must:

  •
  complete and manually sign the conversion notice on the back of the note or complete and manually sign a facsimile of the conversion notice and deliver the notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

        Holders of notes held in book-entry form through DTC must follow DTC's customary practices. The date you comply with these requirements is the conversion date under the indenture. Settlement of our obligation to deliver shares and cash (if any) with respect to a conversion will occur on the dates described below. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices.

        Upon conversion, we will satisfy all of our obligations (the "conversion obligation") by delivering to you, at our option, either (1) shares of our Class A common stock, (2) cash or (3) a combination of cash and shares of our Class A common stock, as follows:

  (1)
  Share Settlement. If we elect to satisfy the entire conversion obligation in shares of our Class A common stock, then we will deliver to you a number of shares of our Class A common stock equal to the aggregate principal amount of the notes you are converting divided by the then applicable conversion price.

  (2)
  Cash Settlement. If we elect to satisfy the entire conversion obligation in cash, then we will deliver to you cash in an amount equal to the product of (a) a number equal to the aggregate principal amount of notes to be converted by you divided by the then applicable conversion price, and (b) the arithmetic mean of the volume weighted average prices of our Class A common stock on each trading day during the applicable cash settlement averaging period described below.

  (3)
  Combined Settlement. If we elect to satisfy a portion of the conversion obligation in cash (the "partial cash amount") and a portion in shares of our Class A common stock, then we will deliver to you such partial cash amount plus a number of shares equal to (a) the cash settlement amount as set forth in clause (2) above minus such partial cash amount, divided by (b) the arithmetic mean of the volume weighted average prices of our Class A common stock on each trading day during the applicable cash settlement averaging period described below.

        If we receive your notice of conversion on or prior to the day that is 30 days prior to the maturity date of the notes, then the following procedures shall apply:

          If we choose to satisfy the conversion obligation by share settlement, then settlement in shares will be made on or prior to the tenth trading day following receipt of your notice of conversion.

          If we choose to satisfy the conversion obligation by cash settlement or combined settlement, then we will notify you, through the trustee, of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt of your notice of conversion (the "settlement notice period"). Share settlement will apply automatically if we do not notify you that we have chosen another settlement method.

          If we timely elect cash settlement or combined settlement, then you may retract your conversion notice at any time during the two business day period beginning on the day after the settlement notice period (the "conversion retraction period"). You cannot retract your conversion notice (and your conversion notice therefore will be irrevocable) if we elect share settlement. If you have not retracted your conversion notice, then cash settlement or combined settlement will occur on the first trading day following the applicable "cash settlement averaging period". The applicable cash settlement averaging period will be the five trading-day period beginning on the first trading day after the conversion retraction period.

        If we receive your notice of conversion after the day that is 30 days prior to the maturity date of the notes, then the following procedures will apply:

          On or prior to the day that is 30 days prior to the maturity date of the notes, we may notify you, through the trustee, that we intend to satisfy all conversion obligations by either cash settlement or combined settlement, and we will tell you in the notice the fixed dollar amount of cash that will be delivered to you. Share settlement will apply automatically if we do not notify you that we have chosen another settlement method. In any case, we will settle all conversions in the same way. You cannot retract your conversion notice if you deliver such notice after the day that is 30 days prior to the maturity date of the notes (and your conversion notice therefore will be irrevocable).

          If we have timely elected cash settlement or combined settlement, then with respect to all subsequent conversions, settlement amounts will be computed as set forth above, except that the applicable "cash settlement averaging period" will be the 20 trading-day period that begins on the date that is the 22nd trading day expected to occur prior to the maturity date and that ends no later than the trading day immediately preceding the maturity date. However, if 20 trading days do not occur after such date and prior to the maturity date, then the cash settlement averaging period will be the number of trading days that do occur prior to the maturity date.

          Settlement (in shares and/or cash) will occur on or prior to the fifth trading day following the maturity date (or, if the maturity date is not a trading day, on the sixth trading day after the maturity date).

        Regardless of which method of settlement we chose, we will not issue fractional shares of Class A common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the volume weighted average price of the Class A common stock determined during the applicable cash settlement averaging period relating to the conversion.

        A "trading day" is a day during which trading in securities generally occurs on NYSE (or, if the Class A common stock is not quoted on NYSE, on the principal other market on which the Class A common stock is then traded), other than a day on which a material suspension of or limitation on trading is imposed that affects either NYSE (or, if applicable, such other market) in its entirety or only the shares of our Class A common stock (by reason of movements in price exceeding limits permitted by the relevant market on which the shares are traded or otherwise) or on which NYSE (or, if applicable, such other market) cannot clear the transfer of our shares due to an event beyond our control.

        The "volume weighted average price" of one share of our Class A common stock on any trading day will be the volume weighted average prices as displayed under the heading "Bloomberg VWAP" on Bloomberg Page RGC <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day (or if such volume weighted average price is not available, the market value of one share of our Class A common stock on such trading day as we determine in good faith using a volume weighted method).

        If an event of default, as described under "—Events of Default" below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any note or portion of the note (other than cash for fractional shares).

        The conversion price will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  the subdivision or combination of our outstanding common stock;

  (3)
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then closing sale price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

  (4)
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

  •
  dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

  •
  dividends or distributions exclusively in cash referred to in clause (5), (6) and (7) below; and

  •
  distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

  (5)
  the dividend or distribution (other than an extraordinary dividend adjusted pursuant to clause (7) below) to all or substantially all of the holders of our common stock of cash in an aggregate amount (without duplication) after the date of original issuance of the notes (the "Issue Date") and within the 12 months preceding the date of payment of such dividend or distribution and in respect of which no conversion price adjustment has been made that exceeds $0.60 per share (the "Maximum Allowed Amount"), the conversion price shall be reduced so that the same shall equal the price determined by multiplying such conversion price in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the volume weighted average prices of our Class A common stock for the three trading days ending on the date immediately preceding the ex-dividend date for such dividend or distribution less the difference between (a) the sum of such dividends or distributions during such 12 months preceding the date of payment applicable to one share of common stock (determined on the basis of the number of shares of common stock outstanding on the determination date) and (b) the Maximum Allowed Amount and (y) the denominator shall be such average of the volume weighted average prices for the three trading days ending on the date immediately preceding the dividend date for such dividend or distribution;

  (6)
  the dividend or distribution (other than an extraordinary dividend adjusted pursuant to clause (7) below) to all or substantially all of the holders of our common stock of cash in an aggregate amount (without duplication) after the first anniversary of the Issue Date and within 12 months preceding the date of payment of such dividend or distribution and in respect of which no conversion price adjustment has been made that is less than $0.36 per share (the "Minimum Allowed Amount"), the conversion price shall be increased so that the same shall equal the price determined by multiplying such conversion price in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the volume weighted average prices of our Class A common stock for the three trading days ending on the date immediately preceding the ex-dividend date for such dividend or distribution plus the difference between (a) the Minimum Allowed Amount and (b) the sum of such dividends or distributions during such 12 months preceding the date of payment applicable to one share of common stock (determined on the basis of the number of shares of 36 common stock outstanding on the determination date) and (y) the denominator shall be such average of the volume weighted average prices for the three trading days ending on the date immediately preceding the dividend date for such dividend or distribution;

  (7)
  other than the cash dividend of $0.15 per share of Class A and Class B Regal common stock declared on April 22, 2003 and paid on June 13, 2003, the dividend or distribution to all or substantially all holders of our common stock of cash in an aggregate amount that, together with the aggregate amount of (A) any cash and the fair market value (as determined by our board of directors) of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated after the Issue Date and within the 12 months preceding the date of payment of such dividend or distribution and in respect of which no conversion price adjustment has been made (provided, that, no conversion price adjustment shall have been deemed made on that portion of any dividend not actually adjusted under clause (5) or (6) above) and (B) all other cash distributions to all or substantially all holders of our common stock made after the Issue Date and within the 12 months preceding the date of payment of such dividend or distribution and in respect of which no conversion price adjustment has been made, exceeds an amount equal to 10.0% of the product of (i) the average of the volume weighted average prices for the three trading days ending on the date immediately preceding the ex-dividend date for such dividend or distribution (the "Determination Date") and (ii) the number of shares of common stock outstanding on the Determination Date (excluding shares held in the treasury), the conversion price shall be reduced so that the same shall equal the price determined by multiplying such conversion price in effect immediately prior to the Determination Date by a fraction of which the (x) numerator shall be the average of the volume weighted average prices for the three trading days ending on the Determination Date less the sum of the aggregate amount of cash and the aggregate fair market value of any such other consideration so distributed, paid or payable after the Issue Date and within such 12 months (including, without limitation, such dividend or distribution) applicable to one share of common stock (determined on the basis of the number of shares of common stock outstanding on the Determination Date) and (y) the denominator shall be the average of the volume weighted average prices for the three trading days ending on the Determination Date, such reduction to become effective immediately prior to the opening of business on the day following the date on which such dividend or distribution is paid; and

  (8)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated after the Issue Date and within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock (other than the cash dividend of $0.15 per share of Class A and Class B Regal common stock declared on April 22, 2003 and paid on June 13, 2003) made after the Issue Date and within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

        Upon the occurrence of any of the events in clauses (1), (2), (3), (4), (7) or (8), the Maximum Allowable Amount and Minimum Allowable Amount will be adjusted in the same manner as the conversion price.

        In the event of:

  •
  certain reclassifications of our common stock; or

  •
  certain consolidations, mergers or combinations involving Regal; or

  •
  certain sales or conveyances to another person of the property and assets of Regal as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 business days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our Class A common stock in connection with a dividend or distribution of stock or similar event.

        Except as stated above, we will not adjust the conversion price for the issuance of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock or the right to purchase our Class A common stock or such convertible or exchangeable securities.

Optional Redemption

        We may not redeem the notes prior to their maturity.

Sinking Fund

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option Upon a Change in Control

        If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of such change in control at a purchase price equal to 100% of the principal amount of the notes together with accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

  •
  information about and the terms and conditions of the change in control;

  •
  information about the holders' right to convert the notes;

  •
  the holders' right to require us to purchase the notes;

  •
  the procedures required for exercise of the purchase option upon the change in control; and

  •
  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

        A change in control will be deemed to have occurred if any of the following occurs:

  •
  any merger or consolidation of us with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of our assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (other than the Permitted Holders) is or becomes the beneficial owner of more than 50% of the aggregate voting power of all outstanding classes of voting stock of the transferee(s) or surviving entity or entities and the Permitted Holders, in the aggregate, beneficially own, directly or indirectly, less voting power than such person;

  •
  any "person" or "group" (other than the Permitted Holders) is or becomes the beneficial owner of more than 50% of the aggregate voting power of all outstanding classes of our voting stock; or

  •
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of Regal (whether or not otherwise in compliance with the indenture).

        However, a change in control will not be deemed to have occurred if either:

  •
  the last sale price of our Class A common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

  •
  in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of common stock, American Depositary Shares or other certificates representing common equity interest traded on a United States national securities exchange or quoted on The Nasdaq Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock or other certificates representing equity interests.

        For purposes of this change in control definition:

  •
  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

  •
  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

  •
  "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

  •
  "Permitted Holders" means Anschutz Company and OCM Principal Opportunities Fund II, L.P. and any of their affiliates;

  •
  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

  •
  "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchaser.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes. Certain of our debt agreements may prohibit our repurchase of the notes and provide that a change in control constitutes an event of default.

        If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this debt to accelerate or require us to repurchase this debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any note when due;

  (2)
  we fail to deliver shares of our Class A common stock, or any cash settlement amount, if applicable, upon conversion of any notes as required under the indenture;

  (3)
  we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days;

  (4)
  we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

  (5)
  we fail to pay the purchase price pursuant to the indenture of any note when due;

  (6)
  we fail to provide timely notice of a change in control;

  (7)
  any indebtedness borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the indenture; and

  (8)
  certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (8) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (8) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal or interest on, or purchase price of, any note when due;

  •
  we fail to convert any note into common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Regal, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or interest on, any note;

  •
  reduce the principal amount of, or interest on, any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the place or currency of payment of principal of, or interest on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify the provisions with respect to the holders' rights upon a change in control in a manner adverse to holders of the notes, including our obligations to repurchase the notes following a change in control;

  •
  modify the provisions with respect to conversion in a manner adverse to the holders of the notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any successor person, unless:

  •
  the successor person, if any, is a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Registration Rights

        The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

        In connection with the issuance of the notes, we agreed to file the shelf registration statement of which this prospectus forms a part under the Securities Act not later than 90 days after the latest date of original issuance of the notes to register resales of the notes and the shares of Class A common stock into which the notes are convertible. The notes and the Class A common stock issuable upon conversion of the notes are referred to collectively as registrable securities. We caused our original shelf registration statement to be declared effective within the prescribed period after the latest date of original issuance of the notes, and will use our reasonable best efforts to have our amended shelf registration statement declared effective as promptly as practicable, and to keep it effective until the earliest of:

  (1)
  two years from the date the original shelf registration statement was declared effective;

  (2)
  the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

  (3)
  the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

        We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed an aggregate of 45 days in any 90-day period or an aggregate of

90 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

        A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

        If:

  (1)
  on or prior to the 210th day after the latest date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC;

  (2)
  we fail, with respect to a holder that supplies the questionnaire described below, to supplement the shelf registration statement in a timely manner as provided in the registration rights agreement in order to name additional selling security holders; or

  (3)
  after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes and the Class A common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement and (A) we do not cure the shelf registration statement and have it declared usable within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th day or 90th day, as the case may be,

(we refer to each such event described above in clauses (1) through (3) as a registration default), additional interest will accrue on the notes and the underlying shares of Class A common stock that are registrable securities in addition to the rate set forth in the title of the notes, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the notes (or an equivalent amount for any Class A common stock issued upon conversion of the notes that are registrable securities). In the case of a registration default described in clause (2), our obligation to pay additional interest extends only to the affected notes. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the Class A common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

        We will give notice to all holders who have provided us with the notice and questionnaire of the effectiveness of the shelf registration statement. You will need to complete the notice and questionnaire prior to any intended distribution of your registrable securities pursuant to the shelf registration statement. We refer to this form of notice and questionnaire as the "questionnaire." You are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that you can be named as a selling security holder in the prospectus. Upon receipt of your completed questionnaire after the effectiveness of the shelf registration statement, we will, as promptly as practicable, file any amendments or supplements to the shelf registration statement so that you may use the prospectus, subject to our right to suspend its use under certain circumstances. If a post-effective amendment to the shelf registration statement is required, we will pay additional interest if the amendment is not declared effective within 45 business days of the filing of the post-effective amendment.

        We will pay all registration expenses of the shelf registration, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities. Selling security holders remain responsible for all selling expenses (i.e., commissions and discounts).

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding if all outstanding notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; or

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

        U.S. Bank National Association serves as the trustee and the conversion agent under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign. The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We issued the notes in the form of one global security. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC.

        Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        Pursuant to procedures established by DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of notes represented by the global security to the accounts of participants. The accounts credited were designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into Class A common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and the material provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as amended, is only a summary.

You should refer to the complete terms of our capital stock contained in our amended and restated certificate of incorporation and our amended and restated bylaws, as amended.

General

        Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of:

        500,000,000 shares of Class A common stock, par value $0.001 per share;

        200,000,000 shares of Class B common stock, par value $0.001 per share; and

        50,000,000 shares of preferred stock, par value $0.001 per share.

        As of August 6, 2004, 54,707,659 shares of our Class A common stock were outstanding and 89,216,142 shares of Class B common stock were outstanding. All of our shares of Class B common stock were held by Anschutz Company and Oaktree's Principal Activities Group. As of August 6, 2004, there were no shares of our preferred stock outstanding. The material terms and provisions of our amended and restated certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock is entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our amended and restated certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of the common stock. Our board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. We currently have no plans to issue any shares of preferred stock.

Power to Issue Additional Shares of Stock

        We believe that the power of our board of directors to issue additional shares of common stock or preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The preferred stock and the Class A common stock is available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no intention of doing so, we could issue a class or series of stock that could have the effect of delaying or preventing a change in control or making removal of management more difficult.

Anti-Takeover Provisions

        Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Options and Warrants

        As of July 15, 2004, we had outstanding options to purchase a total of 11,557,260 shares of Class A common stock with exercise prices ranging from $2.6901 and $17.8300. In connection with the offering of the notes, we issued warrants to purchase approximately 11.3 million shares of our Class A common stock to Credit Suisse First Boston International LLC at a strike price at the time of issuance of $31.14. After adjustment for our extraordinary dividends and quarterly dividends, as of July 15, 2004, the current strike price of these warrants is $18.4818.

Registration Rights

        In addition to the securities covered by this registration statement, at July 9, 2004, the holders of up to 102,727,806 shares of our common stock were entitled to registration rights. These rights include rights to require us to include the holders' common stock in future registration statements we file with the SEC subject to certain limitations and, in some cases, demand registration rights. In addition, if we prepare to register any of our common stock under the Securities Act, on our behalf or on behalf of any of our stockholders including the shelf registration statement we are obligated to file in connection with this offering, we must send notice of the registration to all holders with registration rights. Subject to certain conditions and limitations, these holders may elect to register their eligible shares in connection with our registration of such common stock. Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. If shares of common stock are included in a registration, the holder of such shares will pay all transfer taxes relating to the sale of its shares, the fees and expenses of its own counsel and its pro rata portion of any underwriting discounts or commissions or the equivalent thereof. We will pay all other expenses incurred in connection with these registrations. These sales could reduce the trading price of our Class A common stock.

Transfer Agent and Registrar

        Wells Fargo Bank Minnesota, National Association is the transfer agent and registrar for our common stock.

Listing

        Our Class A common stock is listed on the New York Stock Exchange under the trading symbol "RGC."

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the notes and shares of Class A common stock into which the notes are convertible (the "securities"). Unless otherwise specified, this summary addresses only holders that hold the notes and any shares of Class A common stock into which the notes are converted as capital assets.

        As used herein, "U.S. holders" are beneficial owners of the securities that are, for United States federal income tax purposes, (1) citizens or residents of the United States, (2) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as a U.S. holder prior to such date may also be treated as U.S. holders. As used herein, "non-U.S. holders" are beneficial owners of the securities, other than partnerships, that are not U.S. holders as defined above. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of the securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the securities.

        This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. It also does not discuss securities held as part of a hedge, straddle, conversion, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) shareholders or beneficiaries of a holder of the securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the securities. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the ownership and disposition of the securities.

        YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY AND ANY OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Taxation of U.S. Holders

The Notes

        This subsection describes the material United States federal income tax consequences of owning, converting and disposing of the notes. The discussion regarding United States federal income tax laws assumes that the notes will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture.

  Interest Income

        The notes were issued with no more than a de minimis amount of original issue discount. As such, interest paid on the notes generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder's regular method of tax accounting). Any payments of additional interest will be subject to tax as ordinary interest income when such payments are made.

  Market Discount

        If a U.S. holder acquires a note for an amount that is less than its stated principal amount, the amount of such difference is treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount.

        A U.S. holder that purchases a note with market discount is required to treat any payment on, or any gain upon the sale, exchange, or retirement (including redemption or repurchase) of a note, as ordinary income to the extent of the accrued market discount on the note that has not previously been included in gross income. If a U.S. holder disposes of the note in certain otherwise nontaxable transactions, accrued market discount is includible in gross income by the U.S. holder, as ordinary income, as if such U.S. holder had sold the note at its then fair market value. If a note with accrued market discount that has not previously been included in gross income is converted into Class A common stock, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the Class A common stock received upon conversion.

        In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

        A U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry notes with market discount. A U.S. holder may, however, elect to include market discount in gross income currently as it accrues, rather than upon a disposition of the note, in which case the interest deferral rule will not apply. An election to include market discount in gross income on an accrual basis will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. holder's tax basis in a note will be increased by the amount of market discount included in such U.S. holder's gross income under such an election.

  Premium

        If a U.S. holder acquires a note for an amount that is greater than the note's stated principal amount plus accrued interest, the amount of such difference is treated as "amortizable bond premium" for U.S. federal income tax purposes. A U.S. holder may elect to amortize such premium from the purchase date to the note's maturity date under a constant-yield over the remaining term of the note. Any such premium is not amortizable, however, to the extent it reflects the value of the conversion privilege of the note. Amortizable bond premium is treated as an offset to interest income on a note and not as a separate deduction and has the effect of reducing the holder's basis in the note. An election to amortize bond premium applies to all taxable debt obligations held by the U.S. holder on the first day of the first taxable year to which such election applies or thereafter acquired by the U.S. holder and may not be revoked without the consent of the IRS.

  Conversion of Notes Into Class A Common Stock

        A U.S. holder will generally not recognize gain or loss upon the conversion of a note entirely into Class A common stock (except with respect to cash received in lieu of a fractional share). A U.S. holder's tax basis in the Class A common stock received on conversion of a note will be the same as the U.S. holder's adjusted tax basis in the note at the time of conversion (exclusive of any tax basis allocable to a fractional share). The holding period for the Class A common stock received on conversion will include the holding period of the converted note. Cash received in lieu of a fractional share upon conversion of a note will be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis in the fractional share.

        In the event a note is converted into cash and Class A common stock, and the note is a "security" for U.S. federal income tax purposes, a U.S. holder of a note will recognize gain to the extent of the lesser of the cash received or the amount of gain realized, and no loss will be allowed. If the note is not a security, the U.S. federal income tax consequences are not certain. In the absence of direct authority, a U.S. holder could take the position that gain or loss is recognized only to the extent of the difference between the cash received and the adjusted tax basis of the portion of the note exchanged for cash, and that the remaining portion of the note is deemed to be exchanged for the Class A common stock received. Under that characterization, no gain or loss would be recognized on the receipt of Class A common stock, and the tax basis and holding period of the common stock received would be the same as the adjusted tax basis and holding period in the portion of the note exchanged therefor. It is possible that the conversion could be treated as a taxable exchange pursuant to which the holder would recognize gain or loss equal to the difference between the value of the cash and Class A common stock received and the adjusted tax basis in the notes exchanged therefor. The notes are 5-year obligations and it is not certain under applicable tax authorities whether the notes would be considered securities.

  Adjustment of Conversion Rate

        If at any time we make a distribution of property to shareholders that would be taxable as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for common stock) or if we issue certain cash dividends (including the extraordinary dividends as described in this prospectus), and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to a U.S. holder of the notes to the extent of Regal's current and accumulated earnings and profits. If the conversion rate is adjusted at our discretion or in certain other circumstances and such adjustment has the effect of increasing the holder's proportionate interest in the Regal's assets or earnings, it may result in a deemed distribution to such holder. Any deemed distributions will be taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders), return of capital, or capital gain to the U.S. holder, as described in "—The Common Stock—Dividends" below.

  Sale, Exchange, Redemption, Repurchase of the Notes or Conversion of the Notes for Cash

        A U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange (other than by exercise of the conversion privilege entirely for Class A common stock), conversion entirely for cash, redemption, repurchase by Regal or other disposition of a note (except to the extent the amount realized is attributable to accrued interest not previously included in income and to the extent of any market discount accrued prior to the disposition, which will be taxable as ordinary interest income) and the holder's adjusted tax basis in such note. A holder's adjusted tax basis in the note generally will be the initial purchase price for such note less any principal payments received by the holder, increased by any market discount previously included in income and reduced (but not below zero) by any amortizable bond premium that the U.S. holder has taken into account. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a note if such holder's holding period for such note exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

  Information Reporting and Backup Withholding Tax

        In general, information reporting requirements will apply to payments of principal and interest on the notes and payments of the proceeds of the sale of the notes, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Backup withholding will not apply, however, with respect to certain U.S. holders, including corporations. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

The Common Stock

Dividends

        The amount of any distribution made in respect of the common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of Regal's current or accumulated earnings and profits, as determined under United States federal income tax principles, then as a tax-free return of capital to the extent of a holder's tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock as described below.

        If there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

        In general, a dividend distribution to a corporate holder will qualify for the 70% dividends received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations.

  Sale or Exchange of Common Stock

        Subject to the discussion under "Market Discount" above, upon the sale, exchange or other disposition of common stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's adjusted tax basis in the common stock. A U.S. holder's tax basis in common stock will be computed as described above under "Conversion of Notes into Class A Common Stock." In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder's holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

  Information Reporting and Backup Withholding Tax

        In general, information reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Backup withholding will not apply, however, with respect to payments made to certain U.S. holders, including corporations. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Taxation of Non-U.S. Holders

The Notes

        The rules governing the United States federal income taxation of a non-U.S. holder of notes are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

  Interest Income

        Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business is subject to a withholding tax at a 30% rate (or, if applicable, a lower tax rate specified by a treaty). However, interest income earned on a note by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of Regal's stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to Regal through stock ownership; (3) the non-U.S. holder is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (A) the non-U.S. holder certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the notes in such capacity, certifies to the payor or the payor's agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor's agent with a copy thereof. If a non-U.S. holder holds the note through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certification requirements under applicable United States Treasury regulations.

        If a non-U.S. holder cannot satisfy the requirements for the portfolio interest exemption as described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such holder provides the payor or the payor's agent with a properly executed (1) Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefits of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI (or suitable substitute form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a United States trade or business as discussed below.

        Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed on a net income basis in the same manner as a U.S. holder if such non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business. If such non-U.S. holder is a corporation, it may be subject to an additional 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its effectively connected earnings and profits from the taxable year.

  Conversion of Notes into Class A Common Stock

        A non-U.S. holder's conversion of a note entirely into Class A common stock will generally not be a taxable event except with respect to cash received in lieu of a fractional share, which will be taxed as described below under "—Sale, Exchange, Redemption, Repurchase of the Notes or Conversion of the Notes for Cash."

  Adjustment of Conversion Rate

        Certain adjustments, or failures to make adjustments, in the conversion rate of the notes may be treated as a taxable dividend to a non-U.S. holder. See "—Taxation of U.S. Holders—The Notes—Adjustment of Conversion Rate" above and "—The Common Stock—Dividends" below.

  Sale, Exchange, Redemption, Repurchase of the Notes or Conversion of the Notes for Cash

        A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, conversion for cash, redemption, repurchase by Regal or other disposition of a note unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (3) Regal is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes. Because of our ownership of substantial interests in real property assets in the United States, it is possible that we presently may be, or may become, a U.S. real property holding corporation. Notwithstanding the foregoing, so long as our common stock is readily traded on an established securities market, as we expect it to be, non-U.S. holders who never beneficially owned, actually or by attribution, notes which, as of any date on which any notes were acquired by the holder, had a fair market value greater than the fair market value on that date of 5% of the total value or our Class A common stock, will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of notes solely because we are or have been a United States real property holding corporation. The U.S. federal income tax consequences upon the conversion of a note into cash and Class A common stock are not certain. See discussion above under "—Taxation of U.S. Holders—Conversion of Notes into Class A Common Stock." If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or other disposition of a note are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

  Information Reporting and Backup Withholding Tax

        United States backup withholding tax will not apply to payments on the notes to a non-U.S. holder if the statement described in clause (4) of "Interest Income" is duly provided by such holder. Information reporting requirements may apply with respect to interest payments on the notes, in which event the amount of interest paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of notes effected outside the United States by a foreign office of a "broker" as defined in applicable United States Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in clause (1), (2), (3) or (4) of the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the notes provides the statement described in clause (4) of "—Interest Income" or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's United States federal income tax and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

The Common Stock

        The rules governing United States federal income taxation of a non-U.S. holder of common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the common stock, including any reporting requirements.

  Dividends

        Distributions made with respect to the common stock that are treated as dividends paid, as described above under "—Taxation of U.S. Holders—The Common Stock—Dividends," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or a lower rate provided under an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

        A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If the non-U.S. holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, such holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  Sale or Exchange of Common Stock

        A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale, exchange or other disposition of common stock unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (A) such holder has a "tax home" in the United States or (B) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (3) Regal is or has been a "U.S. real property holding corporation" for United States federal income tax purposes. Because of our ownership of substantial interests in real property assets in the United States, it is possible that we presently may be, or may become, a U.S. real property holding corporation. Notwithstanding the foregoing, so long as our common stock is readily traded on an established securities market, as we expect it to be, non-U.S. holders who never beneficially own, actually or by attribution, more than 5% of the total value of our Class A common stock, including common stock the holder is treated as owning by reason of owning notes, will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of common stock solely because we are or have been a United States real property holding corporation.

        If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

  Information Reporting and Backup Withholding Tax

        Dividends on common stock held by a non-U.S. holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied. United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in clause (1), (2), (3) or (4) of the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to backup withholding tax and information reporting requirements unless the beneficial owner of the common stock certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's United States federal income tax and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

U.S. Federal Estate Tax

        The U.S. federal estate tax will not apply to notes owned by an individual who is not a citizen or resident of the United States at the time of his or her death, provided that (1) the individual does not actually or constructively own 10% or more of the total combined voting power of Regal stock entitled to vote and (2) interest on the note would not have been, if received at the time of death, effectively connected with the conduct of a trade or business in the United States by such individual. However, common stock held by a decedent at the time of his or her death will be included in such holder's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. Noteholders that are individuals should be aware that there have been recent amendments to the U.S. federal estate tax rules, and such holders should consult with their tax advisors with regard to an investment in the notes and the Class A common stock.

        THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

SELLING SECURITY HOLDERS

        We originally issued the notes in a private placement in May 2003 to Credit Suisse First Boston LLC, the initial purchaser. The initial purchaser resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended. The selling security holders listed in the following table, which sets forth information about the principal amount of notes and the underlying Class A common stock beneficially owned by each listed selling security holder who has provided us with a completed questionnaire, may from time to time offer and sell the notes and, if the notes are converted, the underlying shares of Class A common stock pursuant to this prospectus.

        We have prepared the table below based on information provided to us by the selling security holders. The percentage of ownership of Class A common stock for each selling security holder disclosed in this table is based on 54,707,659 shares of Class A common stock outstanding as of August 6, 2004. The amount of securities listed as beneficially owned by the selling security holders after completion of the offering and the holders' respective percentages of beneficial ownership after the completion of the offering are based on the assumption that all of the securities being offered are sold pursuant to this prospectus, and that no other notes or shares of Class A common stock are acquired or disposed of by the selling security holders prior to the termination of this offering. Because the selling security holders may sell all, some or none of their securities or may acquire or dispose of other notes or shares of Class A common stock, we cannot estimate the aggregate number of securities that will be sold in this offering or the number or percentage of shares of Class A common stock that each selling security holder will own upon completion of this offering.

SELLING SECURITY HOLDERS TABLE

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to the Offering	Principal Amount at Maturity of Notes Offered Hereby	Principal Amount at Maturity of Notes Beneficially Owned After Completion of the Offering	Percentage of Notes Beneficially Owned After Completion of the Offering	Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Class A Common Stock Offered Hereby(2)	Number of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering(3)
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	6,000	6,000	0	0	374	374	0	0
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	5,000	5,000	0	0	312	312	0	0
AFTRA Health Fund*	60,000	60,000	0	0	3,745	3,745	0	0
Alcon Laboratories	375,000	375,000	0	0	23,411	23,411	0	0
Allstate Insurance Company*	1,500,000	1,500,000	0	0	93,646	93,646	0	0
Amaranth L.L.C.*	15,040,000	15,040,000	0	0	938,967	938,967	0	0
Arapahoe County Colorado	37,000	37,000	0	0	2,309	2,309	0	0
Arlington County Employees Retirement System	647,000	647,000	0	0	40,393	40,393	0	0
Asante Health Systems	86,000	86,000	0	0	5,369	5,369	0	0
BNP Paribas Equity Strategies, SNC*	13,260,000	13,260,000	0	0	827,839	827,839	0	0
BP Amoco PLC Master Trust	427,000	427,000	0	0	26,658	26,658	0	0
British Virgin Islands Social Security Board	86,000	86,000	0	0	5,369	5,369	0	0
Castle Convertible Fund, Inc	725,000	725,000	0	0	45,262	45,262	0	0
City and County of San Francisco Retirement System	1,433,000	1,433,000	0	0	89,464	89,464	0	0
City of New Orleans	197,000	197,000	0	0	12,298	12,298	0	0
City University of New York	143,000	143,000	0	0	8,927	8,927	0	0
CNH CA Master Account, L.P	2,100,000	2,100,000	0	0	131,105	131,105	0	0
Coastal Convertibles	1,000,000	1,000,000	0	0	62,431	62,431	0	0
Conseco Fund Group—Convertible Securities Fund*	100,000	100,000	0	0	6,243	6,243	0	0
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P	14,382,000	14,382,000	0	0	897,887	897,887	0	0
Copper Arch Capital, LLC	2,000,000	2,000,000	0	0	124,862	124,862	0	0
Credit Suisse First Boston LLC	4,000,000	4,000,000	0	0	249,725	249,725	0	0
DB Equity Opportunities Master Portfolio Ltd	6,000,000	6,000,000	0	0	374,587	374,587	0	0
DBAG London*	28,603,000	28,603,000	0	0	1,785,723	1,785,723	0	0
DEAM Convertible ARB	2,000,000	2,000,000	0	0	124,862	124,862	0	0
Delaware Dividend and Income Fund, a series of Delaware Group Equity Funds V*	50,000	50,000	0	0	3,121	3,121	0	0
Delaware Investments Dividend and Income Fund, Inc.*	550,000	550,000	0	0	34,337	34,337	0	0
Delaware Investments Global Dividend and Income Fund, Inc.*	130,000	130,000	0	0	8,116	8,116	0	0
Delaware Public Employees Retirement System	1,503,000	1,503,000	0	0	93,834	93,834	0	0
Deutsche Bank Securities Inc.	2,700,000	2,700,000	0	0	168,564	168,564	0	0
Grady Hospital Foundation	128,000	128,000	0	0	7,991	7,991	0	0
Hamilton Multi Strategy Master Fund	250,000	250,000	0	0	15,607	15,607	0	0
HFR CA Select Fund	750,000	750,000	0	0	46,823	46,823	0	0
Highbridge International LLC*	24,000,000	24,000,000	0	0	1,498,351	1,498,351	0	0
Hotel Union & Hotel Industry of Hawaii Pension Plan	165,000	165,000	0	0	10,301	10,301	0	0

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to the Offering	Principal Amount at Maturity of Notes Offered Hereby	Principal Amount at Maturity of Notes Beneficially Owned After Completion of the Offering	Percentage of Notes Beneficially Owned After Completion of the Offering	Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Class A Common Stock Offered Hereby(2)	Number of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering(3)
HSBC Asset Management (Europe) Limited*	500,000	500,000	0	0	31,215	31,215	0	0
Independence Blue Cross	363,000	363,000	0	0	22,662	22,662	0	0
Jefferies & Company Inc	3,000	3,000	0	0	187	187	0	0
KBC Financial Products USA Inc	1,937,000	1,937,000	0	0	120,929	120,929	0	0
LDG Limited	205,000	205,000	0	0	12,798	12,798	0	0
Lexington Vantage Fund c/o TQA Investors, LLC	54,000	54,000	0	0	3,371	3,371	0	0
Lincoln National Convertible Securities Fund	1,270,000	1,270,000	0	0	79,287	79,287	0	0
LLT Limited	70,000	70,000	0	0	4,370	4,370	0	0
Lyxor/Convertible Arbitrage Fund Limited	1,020,000	1,020,000	0	0	63,679	63,679	0	0
Mainstay Convertible Fund*	1,305,000	1,305,000	0	0	81,472	81,472	0	0
Mainstay Strategic Value Convertible Fund*	45,000	45,000	0	0	2,809	2,809	0	0
Mainstay VP Convertible Fund*	570,000	570,000	0	0	35,585	35,585	0	0
Merrill Lynch Insurance Group	315,000	315,000	0	0	19,665	19,665	0	0
Municipal Employees	231,000	231,000	0	0	14,421	14,421	0	0
New Orleans Firefighters Pension/Relief Fund	131,000	131,000	0	0	8,178	8,178	0	0
New York Life Insurance Company (POST 82)*	1,400,000	1,400,000	0	0	87,403	87,403	0	0
New York Life Insurance Company (PRE 82)*	635,000	635,000	0	0	39,643	39,643	0	0
New York Life Separate Account #7*	30,000	30,000	0	0	1,872	1,872	0	0
Nisswa Master Fund Ltd	250,000	250,000	0	0	15,607	15,607	0	0
Occidental Petroleum Corporation	259,000	259,000	0	0	16,169	16,169	0	0
Ohio Bureau of Workers Compensation	135,000	135,000	0	0	8,428	8,428	0	0
Polaris Vega Fund L.P	3,000,000	3,000,000	0	0	187,293	187,293	0	0
Policeman and Firemen Retirement System of the City of Detroit	485,000	485,000	0	0	30,279	30,279	0	0
Pro-mutual	862,000	862,000	0	0	53,815	53,815	0	0
Putnam Convertible Income-Growth Trust*	9,500,000	9,500,000	0	0	593,097	593,097	0	0
Pyramid Equity Strategies Fund	1,500,000	1,500,000	0	0	93,646	93,646	0	0
Sage Capital	5,185,000	5,185,000	0	0	323,706	323,706	0	0
San Diego County Employee Retirement Association	1,000,000	1,000,000	0	0	62,431	62,431	0	0
Satellite Convertible Arbitrage Master Fund, LLC	5,000,000	5,000,000	0	0	312,156	312,156	0	0
Singlehedge U.S. Convertible Arbitrage Fund	3,434,000	3,434,000	0	0	214,389	214,389	0	0
Sphinx Convertible Arb Fund SPC	143,000	143,000	0	0	8,927	8,927	0	0
Sphinx Fund c/o TQA Investors, LLC	123,000	123,000	0	0	7,679	7,679	0	0
SSI Blended Market Neutral L.P	226,000	226,000	0	0	14,109	14,109	0	0
SSI Hedged Convertible Market Neutral L.P	250,000	250,000	0	0	15,607	15,607	0	0
State of Maryland Retirement Agency	3,108,000	3,108,000	0	0	194,036	194,036	0	0
Sturgeon Limited	1,881,000	1,881,000	0	0	117,433	117,433	0	0

Name	Principal Amount at Maturity of Notes Beneficially Owned Prior to the Offering	Principal Amount at Maturity of Notes Offered Hereby	Principal Amount at Maturity of Notes Beneficially Owned After Completion of the Offering	Percentage of Notes Beneficially Owned After Completion of the Offering	Number of Shares of Class A Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Class A Common Stock Offered Hereby(2)	Number of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Shares of Class A Common Stock Beneficially Owned After Completion of the Offering(3)
Sunrise Partners Limited Partnership*	12,060,000	12,060,000	0	0	752,921	752,921	0	0
The Grable Foundation	79,000	79,000	0	0	4,932	4,932	0	0
The Osterweis Strategic Income Fund	250,000	250,000	0	0	15,607	15,607	0	0
TQA Master Fund Ltd	1,480,600	1,480,600	0	0	92,435	92,435	0	0
TQA Master Plus Fund Ltd	3,666,400	3,666,400	0	0	228,898	228,898	0	0
TQA Special Opportunities Master Fund Ltd	2,000,000	2,000,000	0	0	124,862	124,862	0	0
Tribeca Investments Ltd	5,000,000	5,000,000	0	0	312,156	312,156	0	0
Trustmark Insurance	330,000	330,000	0	0	20,602	20,602	0	0
Viacom Inc. Pension Plan Master Trust	14,000	14,000	0	0	874	874	0	0
Wachovia Bank National Association	19,900,000	19,900,000	0	0	1,242,383	1,242,383	0	0
Wachovia Capital Markets LLC	4,000,000	4,000,000	0	0	249,725	249,725	0	0
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	456,000	456,000	0	0	28,468	28,468	0	0
Zazove Convertible Arbitrage Fund, L.P	3,950,000	3,950,000	0	0	246,603	246,603	0	0
Zazove Hedged Convertible Fund, L.P	2,250,000	2,250,000	0	0	140,470	140,470	0	0
Zazove Income Fund, L.P	1,000,000	1,000,000	0	0	62,431	62,431	0	0
Zurich Institutional Benchmarks Master Fund Ltd	1,500,000	1,500,000	0	0	93,646	93,646	0	0
Zurich Institutional Benchmarks Master Fund Ltd	1,022,000	1,022,000	0	0	63,804	63,804	0	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	491,000	491,000	0	0	30,653	30,653	0	0
Any other holders of notes or future transferee, pledge, donee or successor of any holder(4)	9,688,000	9,688,000	0	0	604,834	604,834	0	0

*
This selling security holder has informed us that it (1) is an affiliate of a broker-dealer, (2) purchased the securities in the ordinary course of business, and (3) at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)
Assumes conversion of all of the holder's notes at the current a conversion price of $16.0176 per share of Class A common stock. This conversion price, however, is subject to adjustment as described under "Description of the Notes—Conversion of Notes." As a result, the amount of Class A common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Assumes issuance of Class A common stock in the maximum amount issuable upon conversion of the notes, as described in Note (1) above, and the offering of those shares by the selling security holder pursuant to this prospectus. The selling security holders may offer and sell pursuant to this prospectus their notes, the shares of Class A common stock issued upon conversion of the notes, or both.

(3)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act. In calculating this amount, we treated as outstanding the number of shares of Class A common stock issuable upon conversion of all of that particular holder's notes, but we did not assume the conversion of any other holder' notes.

(4)
Information concerning other selling security holders who have not notified us of their intention to sell notes or shares of Class A common stock by returning a completed questionnaire will be set forth in post-effective amendments from time to time, as required. No holder may offer any notes or shares of Class A common stock pursuant to this prospectus until such holder is named herein as a selling security holder.

        Except for Credit Suisse First Boston LLC who was the initial purchaser in the offering of the notes, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

VOTING/INVESTMENT CONTROL TABLE

        We have prepared the table below based on information provided to us by the selling security holders.

Name	Natural Person or Persons With Voting or Dispositive Power
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	Paul Latronica
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	Paul Latronica
AFTRA Health Fund	*
Alcon Laboratories	*
Allstate Insurance Company	*
Amaranth L.L.C.	Nicholas M. Maounis
Arapahoe County Colorado	Paul Latronica
Arlington County Employees Retirement System	Paul Latronica
Asante Health Systems	Paul Latronica
BNP Paribas Equity Strategies, SNC	Jean Dominjon, Thomas J. Mahoney and Andrew Sterge
BP Amoco PLC Master Trust	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
British Virgin Islands Social Security Board	Paul Latronica
Castle Convertible Fund, Inc.	*
City and County of San Francisco Retirement System	Paul Latronica
City of New Orleans	Paul Latronica
City University of New York	Paul Latronica
CNH CA Master Account, L.P.	*
Coastal Convertibles	Jay Lurie
Conseco Fund Group—Convertible Securities Fund	*
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	Jean Dominjon, Thomas J. Mahoney and Andrew Sterge
Copper Arch Capital, LLC	Scott Sipprelle
Credit Suisse First Boston LLC	*
DB Equity Opportunities Master Portfolio Ltd	Eric Lobben
DBAG London	*
DEAM Convertible ARB	Eric Lobben
Delaware Dividend and Income Fund, a series of Delaware Group Equity Funds V	*
Delaware Investments Dividend and Income Fund, Inc.	*
Delaware Investments Global Dividend and Income Fund, Inc.	*
Delaware Public Employees Retirement System	Paul Latronica
Deutsche Bank Securities Inc.	Tom Sullivan
Grady Hospital Foundation	Paul Latronica
Hamilton Multi Strategy Master Fund	Michael Knox, Neal Kennedy, Evan Zimmerman, James Wohlmacher, Sandra Satz, James McNeil, Jeffrey Sawyer, William Moore and Geoffrey Cragin
HFR CA Select Fund	Gene Pretti
Highbridge International LLC	Glenn Dubin and Henry Swieca
Hotel Union & Hotel Industry of Hawaii Pension Plan	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
HSBC Asset Management (Europe) Limited	*
Independence Blue Cross	Paul Latronica
Jefferies & Company Inc.	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
KBC Financial Products USA Inc.	Luke Edwards
LDG Limited	Gene Pretti
Lexington Vantage Fund c/o TQA Investors, LLC	*
Lincoln National Convertible Securities Fund	Damon F. Andres
LLT Limited	*
Lyxor/Convertible Arbitrage Fund Limited	Jean Dominjon, Thomas J. Mahoney and Andrew Sterge
Mainstay Convertible Fund	*
Mainstay Strategic Value Convertible Fund	*
Mainstay VP Convertible Fund	*
Merrill Lynch Insurance Group	Paul Latronica

Municipal Employees	Paul Latronica
New Orleans Firefighters Pension/Relief Fund	Paul Latronica
New York Life Insurance Company (POST 82)	*
New York Life Insurance Company (PRE 82)	*
New York Life Separate Account #7	*
Nisswa Master Fund Ltd.	Brian Taylor
Occidental Petroleum Corporation	Paul Latronica
Ohio Bureau of Workers Compensation	Paul Latronica
Polaris Vega Fund L.P.	Gregory R. Levinson
Policeman and Firemen Retirement System of the City of Detroit	Paul Latronica
Pro-mutual	Paul Latronica
Putnam Convertible Income-Growth Trust	Gene Pretti
Pyramid Equity Strategies Fund	Eric Lobben
Sage Capital	Peter de Lisser
San Diego County Employee Retirement Association	Gene Pretti
Satellite Convertible Arbitrage Master Fund, LLC	Lief Rosenblatt, Mark Semino, Gabriel Nechamkin, Christopher Tuzzo, Brian Kriftcher, Stephen Shapiro and David Ford
Singlehedge U.S. Convertible Arbitrage Fund	Jean Dominjon, Thomas J. Mahoney and Andrew Sterge
Sphinx Convertible Arb Fund SPC	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
Sphinx Fund c/o TQA Investors, LLC	*
SSI Blended Market Neutral L.P.	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
SSI Hedged Convertible Market Neutral L.P.	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
State of Maryland Retirement Agency	Paul Latronica
Sturgeon Limited	*
Sunrise Partners Limited Partnership	S. Donald Sussman
The Grable Foundation	Paul Latronica
The Osterweis Strategic Income Fund	John S. Osterweis
TQA Master Fund Ltd.	*
TQA Master Plus Fund Ltd.	*
TQA Special Opportunities Master Fund Ltd.	*
Tribeca Investments Ltd.	*
Trustmark Insurance	Paul Latronica
Viacom Inc. Pension Plan Master Trust	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
Wachovia Bank National Association	Eric Pegtoa
Wachovia Capital Markets LLC	Eric Grant
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	*
Zazove Convertible Arbitrage Fund, L.P.	Gene Pretti
Zazove Hedged Convertible Fund, L.P.	Gene Pretti
Zazove Income Fund, L.P.	Gene Pretti
Zurich Institutional Benchmarks Master Fund Ltd.	Gene Pretti
Zurich Institutional Benchmarks Master Fund Ltd.	John Gottfurcht, George Douglas and Amy Jo Gottfurcht
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	*

*
The security holder has informed Regal that there is no natural person with voting or investment power over the respective securities.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes or the Class A common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying Class A common stock may be sold from time to time to purchasers:

  •
  directly by the selling security holders; and

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the Class A common stock.

        The selling security holders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying Class A common stock may be deemed to be "underwriters" within the meaning of Section 2(a)(ii) of the Securities Act. As a result, any profits on the sale of the notes and the underlying Class A common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were to be deemed underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Exchange Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Credit Suisse First Boston LLC, Wachovia Capital Markets LLC, Jefferies & Company Inc., Deutsche Bank Securities Inc. and KBC Financial Products USA Inc. have informed us that they are registered broker-dealers, and, as a result, they are underwriters in connection with the sale of the notes and the underlying shares of Class A common stock.

        If the notes and the underlying Class A common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and the underlying Class A common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of the sale; or

  •
  negotiated prices.

These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes or underlying Class A common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the Class A common stock;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and the underlying Class A common stock, the selling security holders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying Class A common stock in the course of hedging their positions. The selling security holders may also sell the notes and the underlying Class A common stock short and deliver notes and the underlying Class A common stock to close out short positions, or loan or pledge notes and the underlying Class A common stock to broker-dealers that in turn may sell the notes and the underlying Class A common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying Class A common stock by the selling security holders. Selling security holders may not sell any or all of the notes and the underlying Class A common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the notes and the underlying Class A common stock by other means not described in this prospectus.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RGC." We do not intend to apply for the listing of the notes on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop.

        There can be no assurance that any selling security holder will sell any or all of the notes and the underlying Class A common stock pursuant to this prospectus. In addition, any notes and the underlying Class A common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying Class A common stock by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying Class A common stock to engage in market-making activities with respect to the particular notes and the underlying Class A common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the Class A common stock.

        Pursuant to the registration rights agreement we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying Class A common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the notes and any shares of Class A common stock issuable upon conversion of the notes have been passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.

EXPERTS

        Our consolidated financial statements as of and for the years ended January 1, 2004 and December 26, 2002, and our combined financial statements for the period ended January 3, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Their audit report refers to a change in accounting in fiscal 2002 for goodwill and other intangible assets.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$19,416
Transfer agent's and trustee's fees and expenses	3,000
Printing expenses	27,000
Legal fees and expenses	156,371
Accounting fees and expenses	181,200

Total	$386,987

Item 15. Indemnification of Directors and Officers.

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability: for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

        Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        We have entered into indemnity agreements with our two newest directors, Mr. Dolan and Mr. Coleman. The indemnification agreements provide that we will indemnify each of these individuals against all expenses and liabilities arising out of legal proceedings related to that individual's service as an agent of the Company, provided that such individual has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

        Regal Cinemas, Inc. has entered into indemnification agreements with each of Mr. Campbell, Mr. Brandow, Mr. Dunn and Ms. Miles. The indemnification agreements provide that Regal Cinemas, Inc. will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, Inc., except among other restrictions to the extent such claims arise from conduct that was fraudulent, a knowing violation of law or of any policy of Regal Cinemas, Inc., deliberately dishonest, in bad faith or constituted willful misconduct.

        We maintain insurance to protect ourselves and our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify him against such expense, liability or loss under the Delaware General Corporation Law.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits:

Exhibit Number	Description
2.1	Regal Cinemas, Inc. Amended Joint Plan of Reorganization dated December 5, 2001 (filed as exhibit 2.1 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.2
Regal Cinemas, Inc. Disclosure Statement dated September 6, 2001 (filed as exhibit 2.3 to Regal Cinemas, Inc.'s Form 10-Q for the fiscal quarter ended September 27, 2001 (Commission File No. 333-64399), and incorporated herein by reference)
2.3
United Artists Second Amended Joint Plan of Reorganization (filed as exhibit 2 to United Artists Theatre Circuit, Inc.'s Current Report on Form 8-K (Commission File No. 033-49598) on February 9, 2001, and incorporated herein by reference)
2.4
United Artists Second Amended Disclosure Statement for Second Amended Joint Plan of Reorganization (filed as exhibit 2.4 to the Annual Report of Registrant on Form 10-K for the fiscal year ended December 26, 2002 (Commission File No. 001-31315), and incorporated herein by reference)
2.5
Edwards Theatres Circuit, Inc., et. al., Second Amended Plan of Reorganization dated July 23, 2001 (filed as exhibit 2.5 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.6
Edwards Theatres Circuit, Inc., et. al., Disclosure Statement to Accompany Debtor's Second Amended Plan of Reorganization (filed as exhibit 2.6 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.7
Exchange Agreement, dated as of March 8, 2002, by and among Registrant and certain stockholders of Regal Cinemas, United Artists, Edwards Theatres and Regal CineMedia (filed as exhibit 2.7 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
3.1
Amended and Restated Certificate of Incorporation of Registrant (filed as exhibit 3.1 to Registrant's Form 10-Q for the fiscal quarter ended March 28, 2002 (Commission File No. 001-31315), and incorporated herein by reference)
3.2
Amended and Restated Bylaws, as amended, of Registrant (filed as exhibit 3.1 to Registrant's Form 10-Q for the fiscal quarter ended June 26, 2003 (Commission File No. 001-31315), and incorporated herein by reference)
4.1
Indenture, dated as of May 28, 2003, among Registrant, as Issuer, and U.S. Bank National Association, as Trustee (filed as exhibit 4.5 to Registrant's Form 10-Q for fiscal quarter ended June 26, 2003 (Commission File No. 001-31315), and incorporated herein by reference)

4.2	Form of 3 3/4 Convertible Senior Notes due 2008 (included as exhibit A in the above exhibit 4.1)
4.3
Registrant's 3 3/4% Convertible Senior Notes due 2008 Registration Rights Agreement, dated May 28, 2003 (filed as exhibit 4.8 to Registrant's Form 10-Q for fiscal quarter ended June 26, 2003 (Commission File No. 001-31315), and incorporated herein by reference)
5.1	Opinion of Hogan & Hartson L.L.P.†
12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Hogan & Hartson L.L.P. (set forth in Exhibit 5.1)
24.1	Powers of Attorney†
25.1	Form of T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939†

†
previously filed

(b)
Financial Statement Schedules:

        All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

    (1)
    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment No. 2 to Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Centennial, State of Colorado, on August 23, 2004.

REGAL ENTERTAINMENT GROUP
By:	/s/ PETER B. BRANDOW Peter B. Brandow Executive Vice President and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment No. 2 to Form S-3 registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael L. Campbell	Director, Co-Chairman and Co-Chief Executive Officer and Chief Executive Officer of Regal Cinemas Corporation (Co-Principal Executive Officer)	August 23, 2004
* Kurt C. Hall	Director, Co-Chairman and Co-Chief Executive Officer and President and Chief Executive Officer of Regal CineMedia Corporation (Co-Principal Executive Officer)	August 23, 2004
* Amy E. Miles	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 23, 2004
* Philip F. Anschutz	Director	August 23, 2004
* Stephen A. Kaplan	Director	August 23, 2004
* Craig D. Slater	Director	August 23, 2004

* Alfred C. Eckert III	Director	August 23, 2004
Michael J. Dolan	Director
* Thomas D. Bell, Jr.	Director	August 23, 2004
Lewis W. Coleman	Director
*By:	/s/ PETER B. BRANDOW Peter B. Brandow Attorney-In-Fact

Exhibit Index

Exhibit Number	Description
2.1	Regal Cinemas, Inc. Amended Joint Plan of Reorganization dated December 5, 2001 (filed as exhibit 2.1 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.2
Regal Cinemas, Inc. Disclosure Statement dated September 6, 2001 (filed as exhibit 2.3 to Regal Cinemas, Inc.'s Form 10-Q for the fiscal quarter ended September 27, 2001 (Commission File No. 333-64399), and incorporated herein by reference)
2.3
United Artists Second Amended Joint Plan of Reorganization (filed as exhibit 2 to United Artists Theatre Circuit, Inc.'s Current Report on Form 8-K (Commission File No. 033-49598) on February 9, 2001, and incorporated herein by reference)
2.4
United Artists Second Amended Disclosure Statement for Second Amended Joint Plan of Reorganization (filed as exhibit 2.4 to the Annual Report of Registrant on Form 10-K for the fiscal year ended December 26, 2002 (Commission File No. 001-31315), and incorporated herein by reference)
2.5
Edwards Theatres Circuit, Inc., et. al., Second Amended Plan of Reorganization dated July 23, 2001 (filed as exhibit 2.5 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.6
Edwards Theatres Circuit, Inc., et. al., Disclosure Statement to Accompany Debtor's Second Amended Plan of Reorganization (filed as exhibit 2.6 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.7
Exchange Agreement, dated as of March 8, 2002, by and among Registrant and certain stockholders of Regal Cinemas, United Artists, Edwards Theatres and Regal CineMedia (filed as exhibit 2.7 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
3.1
Amended and Restated Certificate of Incorporation of Registrant (filed as exhibit 3.1 to Registrant's Form 10-Q for the fiscal quarter ended March 28, 2002 (Commission File No. 001-31315), and incorporated herein by reference)
3.2
Amended and Restated Bylaws, as amended, of Registrant (filed as exhibit 3.1 to Registrant's Form 10-Q for the fiscal quarter ended June 26, 2003 (Commission File No. 001-31315), and incorporated herein by reference)
4.1
Indenture, dated as of May 28, 2003, among Registrant, as Issuer, and U.S. Bank National Association, as Trustee (filed as exhibit 4.5 to Registrant's Form 10-Q for fiscal quarter ended June 26, 2003 (Commission File No. 001-31315), and incorporated herein by reference)
4.2	Form of 3 3/4 Convertible Senior Notes due 2008 (included as exhibit A in the above exhibit 4.1)
4.3
Registrant's 3 3/4% Convertible Senior Notes due 2008 Registration Rights Agreement, dated May 28, 2003 (filed as exhibit 4.8 to Registrant's Form 10-Q for fiscal quarter ended June 26, 2003 (Commission File No. 001-31315), and incorporated herein by reference)
5.1	Opinion of Hogan & Hartson L.L.P.†

12.1	Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Hogan & Hartson L.L.P. (set forth in Exhibit 5.1)
24.1	Powers of Attorney†
25.1	Form of T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939†

†
previously filed